EXHIBIT 8.1
List of Subsidiaries of Trina Solar Limited (the “Registrant”)
Wholly-Owned Subsidiaries
1.	Top Energy International Limited, a Hong Kong company

2.	Changzhou Trina Solar Energy Co., Ltd., a PRC company

3.	Trina Solar Korea Limited, a South Korean company

4.	Trina Solar (Singapore) Pte. Ltd., a Singapore company

5.	Trina Solar (Hong Kong) Enterprise Limited, a Hong Kong company

6.	Trina Solar (Luxembourg) Holdings S.à.r.l, a Luxembourg company

7.	Trina Solar (Luxembourg) S.à.r.l, a Luxembourg company

8.	Trina Solar (Japan) Limited, a Japan company

9.	Trina Solar (Italy) S.R.L., an Italy company

10.	Trina Solar (Spain), Sociedad Limitada, a Spain company

11.	Trina Solar (Switzerland) Ltd., a Switzerland company

12.	Trina Solar (U.S.) Holding Inc., a U.S. company

13.	Trina Solar (U.S.), Inc., a U.S. company

14.	Trina Solar (Germany) GmbH, a Germany company

15.	Trina Solar Energy Development Pte. Ltd., a Singapore company

16.	Trina Solar Energy (Shanghai) Co., Ltd., a PRC company

17.	Trina Solar (U.S.) Development LLC, a U.S. company

18.	TP-CA-South LLC, a U.S. company

19.	Trina Solar (Changzhou) Science and Technology Co., Ltd., a PRC company